SUB-ITEM 77Q1(A) - COPIES OF ANY MATERIAL AMENDMENTS TO
THE REGISTRANT'S CHARTER OR BY-
LAWS


AMENDMENT #17
TO THE BY-LAWS
OF
FEDERATED AMERICAN LEADERS FUND, INC.
Effective September 21, 2004
Insert the following into Article IV, Officers and renumber Section 15 as Section 16:
Section 15.  Chief Compliance Officer.  The Chief
Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-
Laws, the designation, removal and compensation of Chief
Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.